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                                                                       EXHIBIT 1


                                         5255 Yonge Street, Suite 1010
                                         Toronto, Ontario CANADA M2N 6P4
[COMMERCIAL CONSOLIDATORS CORP. LOGO]    Tel: (416) 512-8299 Fax: (416) 512-8229
                                         www.commercialconsolidator.com


FOR IMMEDIATE RELEASE


                    COMMERCIAL CONSOLIDATORS CORP. TO LAUNCH
                   ISSUER BID TO BUY BACK UP TO 863,000 SHARES

Toronto -- April 25, 2001 - Commercial Consolidators Corp. (CCZ - CDNX & CJ9 - Frankfurt) (the "Company"), announces that, subject to regulatory approval, it intends to make a normal course issuer bid (the "Bid") through the facilities of CDNX to acquire up to 863,000 common shares of the Company, which shares represent approximately 5% of the issued and outstanding shares of the Company.

The Company is making the Bid for investment purposes, as it believes the Company's shares to be undervalued at current market prices.

The Bid will commence following receipt of regulatory approval. The extent to which the Company repurchases its shares and the timing of such purchases will depend upon market conditions and other corporate considerations.

ABOUT COMMERCIAL CONSOLIDATORS CORP.

Commercial Consolidators Corp. is a leading assembler and distributor of Consumer Electronics, and Business Technologies to the "Americas" (North, South and Central). The Company has achieved in excess of 50% per annum growth in sales and earnings for the last three years.

For further information, please contact investor relations at 1-800-968-1727; or visit the Company's website at www.commercialconsolidator.com.

ON BEHALF OF THE BOARD OF DIRECTORS



"Michael Weingarten"
/s/Michael Weingarten
---------------------
Michael Weingarten, Director & Chairman of the Board

For further information, please contact investor relations at 1-800-968-1727; or visit the Company's website at www.commercialconsolidator.com. This has been disseminated in Canada and Germany only.

THE CANADIAN VENTURE EXCHANGE HAS NEITHER APPROVED NOR DISAPPROVED THE INFORMATION CONTAINED HEREIN